                                                                  EXHIBIT 99.4.b

                              [SECURITY BENEFIT(SM) LIFE INSURANCE COMPANY LOGO]

                       FLEXIBLE PREMIUM DEFERRED VARIABLE
                                ANNUITY CONTRACT

SBL's PROMISE

In consideration of the Purchase Payments and the application (which is incorporated herein by reference), Security Benefit Life Insurance Company ("SBL") will pay the benefits of this Contract according to its terms.

LEGAL CONTRACT

PLEASE READ YOUR CONTRACT CAREFULLY. It is a legal Contract between you, the Owner, and us, SBL. The Contract's table of contents is on page 2.

FREE LOOK PERIOD-RIGHT TO CANCEL

YOU MAY RETURN THIS CONTRACT WITHIN 10 DAYS AFTER YOU RECEIVE IT. YOU MAY RETURN THE CONTRACT BY DELIVERING OR MAILING IT TO SBL. THIS CONTRACT WILL THEN BE DEEMED VOID FROM THE BEGINNING. NO WITHDRAWAL CHARGE WILL BE IMPOSED, AND WE WILL REFUND YOUR CONTRACT VALUE, INCLUDING ANY FEES AND/OR CHARGES FOR PREMIUM TAX THAT WERE DEDUCTED FROM THAT CONTRACT VALUE AS OF THE DATE WE RECEIVE THE RETURNED CONTRACT.

Signed for Security Benefit Life Insurance Company on the Contract Date.

            [J. Michael Keefer]                [Kris A. Robbins]
                 Secretary                         President

                      A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

*     Investment Experience is Reflected in Benefits

* Variable and Fixed Accumulation Before the Annuity Start Date; Variable and Fixed Annuity Payments Thereafter

*     Death Benefit Proceeds are Payable Before the Annuity Start Date

* The Annuity Start Date may be changed by the Owner as described in this Contract

*     This Contract is Participating

* No Withdrawal charge applies to Annuity Payments under Annuity Options 1 through 4 or 8, or under Options 5 through 7 provided that Annuity Payments under Options 5 through 7 are made for at least 7 years

BENEFITS AND VALUES PROVIDED BY THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE SUBACCOUNTS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE SUBACCOUNTS. THESE AMOUNTS MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.)

WITHDRAWALS FROM THE FIXED ACCOUNT MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT.

                     SECURITY BENEFIT LIFE INSURANCE COMPANY
               A Member of The Security Benefit Group of Companies
               [One Security Benefit Place, Topeka, KS 66636-0001
                                 1-800-888-2461]
    Call the above number if you have inquiries, to obtain information about coverage and for assistance in resolving complaints.

The variable annuity covered by this Contract is the subject of a pending patent application in the United States Patent and Trademark Office.

                                TABLE OF CONTENTS

                                                       Page
CONTRACT DATA PAGE...................................    3

DEFINITIONS..........................................    4

GENERAL PROVISIONS...................................    7

     The Contract....................................    7

     Compliance......................................    7

     Misstatement of Age or Sex......................    7

     Evidence of Survival............................    8

     Incontestability................................    8

     Assignment......................................    8

     Ownership of Assets.............................    8

     Transfers.......................................    8

     Claims of Creditors.............................    8

     Basis of Values.................................    8

     Participation...................................    8

     Statements......................................    9

     Delay of Payment................................    9

OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS......    9

     Ownership.......................................    9

     Joint Ownership.................................    9

     Annuitant.......................................    9

     Primary and Contingent Beneficiaries............   10

     Ownership and Beneficiary Changes...............   10

PURCHASE PAYMENT PROVISIONS..........................   10

     Flexible Purchase Payments......................   10

     Purchase Payment Limitations...................    10

     Purchase Payment Allocation.....................   10

     Place of Payment................................   10

CONTRACT VALUE AND EXPENSE PROVISIONS................   10

     Contract Value..................................   10

     Fixed Account Contract Value....................   11

     Fixed Account Interest Crediting................   11

     Separate Account Contract Value.................   11

     Accumulation Unit Value.........................   11

     Net Investment Factor...........................   12

     Determining Accumulation Units..................   12

     Mortality and Expense Risk Charge...............   12

     Rider Charge....................................   12

     Method of Deducting Rider Charges...............   12

     Administration Charge...........................   13

     Premium Tax Expense.............................   13

     Withdrawal Charges..............................   13

     Market Value Adjustment.........................   14

     Free Withdrawals................................   14

     Mutual Fund Expenses............................   15

WITHDRAWAL PROVISIONS................................   15

     Withdrawals.....................................   15

     Partial Withdrawals.............................   15

     Systematic Withdrawals..........................   16

     Withdrawal Value................................   16

DEATH BENEFIT PROVISIONS.............................   16

     Death Benefit...................................   16

     Proof of Death..................................   17

     Distribution Rules..............................   17

ANNUITY BENEFIT PROVISIONS...........................   17

     Annuity Start Date..............................   17

     Change of Annuity Start Date....................   18

     Annuity Options.................................   18

     Annuity Start Amount............................   19

     Fixed Annuity Payments..........................   19

     Variable Annuity Payments.......................   19

     Annuity Tables..................................   19

     Annuity Payments................................   20

     Annuity Units...................................   20

     Annuity Unit Value..............................   21

     Alternate Annuity Option Rates..................   21

AMENDMENTS OR RIDERS, if any

                               CONTRACT DATA PAGE

OWNER NAME:                                                 CONTRACT NUMBER:
Jane Doe                                                    123456789

JOINT OWNER NAME:                                           CONTRACT DATE:
John Doe                                                    July 1, 1999

ANNUITANT NAME:                                             ANNUITY START DATE:
Jane Doe                                                    October 5, 2055

ANNUITANT DATE OF BIRTH:                                    PLAN:
October 5, 1960                                             Non-Qualified

ANNUITANT'S SEX:                                            ASSIGNMENT:
Female                                                      This Contract may be assigned. See assignment provision.

PRIMARY BENEFICIARY NAME:                                   FIXED ACCOUNT:
Jenny Doe                                                   The Fixed Account [is][is not] available under this Contract.

                                                            ANNUITY OPTION:
                                                            Option 2

FIRST PURCHASE PAYMENT....................................  [$10,000]

MINIMUM SUBSEQUENT PURCHASE PAYMENT.......................  [$1,000]

FREE WITHDRAWAL PERCENTAGE................................  [10%]

GUARANTEED RATE...........................................  [1-3%]

SEPARATE ACCOUNT..........................................  Variable Annuity Account XVII

ADMINISTRATION CHARGE.....................................  0.55% Annually

WITHDRAWAL CHARGE

     Contract Year of Withdrawal..........................  1        2        3        4        5     6+
     Withdrawal Charge....................................  7%       7%       7%       6%       5%     0%

MORTALITY AND EXPENSE RISK CHARGE.........................  1.15% Annually

     AFTER ANNUITY START DATE FOR OPTIONS 1-4, 7 & 8        1.25% Annually

RIDER CHARGES -

None Selected; or

[Credit Enhancement Endorsement at [0.50-2.0%]              No Charge]

[Any Rider(s) selected by the Applicant will print on this Contract Data Page.]

BASIS OF ANNUITY TABLES...................................  1983 (a) Mortality Table with mortality improvement under
                                                            Projection Scale G

ASSUMED INTEREST RATE.....................................  3.5% annually

SUBACCOUNTS:

      1. [MFS VIT Total Return                4. SBL Managed Asset Allocation

      2. Oppenheimer Balanced/VA              5. SBL Money Market

      3. PIMCO VIT All Asset                  6. Van Kampen UIF Equity & Income]

DEFINITIONS

ACCOUNT

One of the Subaccounts or the Fixed Account.

ACCUMULATION UNIT

A unit of measure used to compute Separate Account Contract Value.

ANNUITANT

The person you name on whose life Annuity Payments may be determined. Please see "Annuity Benefit Provisions" on page 17.

ANNUITY START AMOUNT

Contract Value as of the Annuity Start Date, less any Premium tax due or paid, plus the sum of any Market Value Adjustments.

ANNUITY OPTION

A set of provisions that form the basis for making Annuity Payments. Please see "Annuity Options" on page 18.

ANNUITY PAYMENTS

Payments made beginning on the Annuity Start Date according to the provisions of the Annuity Option selected. Annuity Payments are made on the same day of each month, on a monthly, quarterly, semiannual or annual basis.

ANNUITY START DATE

The date on which Annuity Payments begin as elected by the Owner.

ANNUITY UNIT

A unit of measure used to compute Variable Annuity Payments.

AUTOMATIC TRANSFERS

Transfers among the Subaccounts made automatically. SBL makes Automatic Transfers on a periodic basis at the written request of the Owner. SBL may discontinue, modify or suspend Automatic Transfers.

COMPANY

Security Benefit Life Insurance Company, One Security Benefit Place, Topeka, Kansas 66636-0001.

CONTRACT ANNIVERSARY

The same date in each subsequent year as of your Contract Date.

CONTRACT DATE

The date the Contract begins. The Contract Date is shown on page 3.

CONTRACT VALUE

The total value of your Contract, which includes amounts allocated to the Subaccounts and the Fixed Account. SBL determines Contract Value as of each Valuation Date.

CONTRACT YEAR

Contract Years are measured from the Contract Date.

CURRENT INTEREST

SBL will declare the rate of Current Interest ("Current Rate"), if any, from time to time.

DESIGNATED BENEFICIARY

Upon the death of the Owner or Joint Owner, the Designated Beneficiary will be the first person on the following list who is alive on the date of death:

      1. Owner;

      2. Joint Owner;

      3. Primary Beneficiary;

      4. Contingent Beneficiary;

      5. Annuitant; and

      6. The Owner's estate if no one listed above is alive.

The Designated Beneficiary receives a death benefit upon the death of the Owner prior to the Annuity Start Date. Please see "Ownership, Annuitant, and Beneficiary Provisions" on page 9 and "Death Benefit Provisions" on page 16.

FIXED ACCOUNT

An account that is part of SBL's General Account. SBL guarantees that it will credit interest on Contract Value allocated to the Fixed Account at an annual rate at least equal to the Guaranteed Rate set forth on page 3.

GENERAL ACCOUNT

All assets of SBL other than those allocated to the Separate Account or any other separate account of SBL.

GUARANTEE PERIOD

Current Interest, if declared, is fixed for rolling periods of one or more years, referred to as Guarantee Periods. SBL may offer Guarantee Periods of different durations. When any Guarantee Period expires, a new Guarantee Period of the same term shall start for such Contract Value on the date that follows such expiration date.

HOME OFFICE

The address of SBL's Home Office is Security Benefit Life Insurance Company, One Security Benefit Place, Topeka, Kansas 66636-0001.

JOINT OWNER

The Joint Owner, if any, shares an undivided interest in the entire Contract with the Owner. The Joint Owner, if any, is named on page 3. Please see "Joint Ownership" provisions on page 9.

NONNATURAL PERSON

Any group or entity that is not a living person, such as a trust or corporation.

OWNER

The person(s) who has (have) all rights under this Contract. The Owner as of the Contract Date is named on page 3. Please see "Ownership" provisions on page 9 and the definition of "Joint Owner," above.

PREMIUM TAX

Any Premium tax levied by a state or other governmental entity.

PURCHASE PAYMENT

Money Received by SBL and applied to the Contract.

RECEIVED BY SBL

Receipt by SBL in good order at its Home Office, One Security Benefit Place, Topeka, Kansas 66636-0001.

SEPARATE ACCOUNT

A separate account established and maintained by SBL under Kansas law. The Separate Account as set forth on page 3 is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as a Unit Investment Trust. It was established by SBL to support variable annuity contracts. SBL owns the assets of the Separate Account and maintains them apart from the assets of its General Account and its other separate accounts. The assets held in the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account may not be charged with liabilities arising from any other business SBL may conduct. Income and realized and unrealized gains and losses from assets in the Separate Account are credited to, or charged against, the Separate Account without regard to the income, gains or losses from SBL's General Account or its other separate accounts.

The Separate Account is divided into Subaccounts shown on page 3. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccounts without regard to income, gains or losses in the other Subaccounts. SBL has the right to transfer to its General Account any assets of the Separate Account that are in excess of the reserves and other Contract liabilities with respect to the Separate Account. The value of the assets in the Separate Account is determined on each Valuation Date as of the end of each Valuation Date.

SUBACCOUNTS

The Separate Account is divided into Subaccounts which invest in shares of mutual funds. Each Subaccount may invest its assets in a separate class or series of a designated mutual fund or funds. The Subaccounts are shown on page
3. Subject to the regulatory requirements then in force, SBL reserves the right to:

      1.    change or add designated mutual funds or other investment vehicles;

      2.    add, remove or combine Subaccounts;

      3. add, delete or make substitutions for securities that are held or purchased by the Separate Account or any Subaccount;

      4.    operate the Separate Account as a management investment company;

      5. combine the assets of the Separate Account with other separate accounts of SBL or an affiliate thereof;

      6. restrict or eliminate any voting rights of the Owner with respect to the Separate Account or other persons who have voting rights as to the Separate Account; and

      7.    terminate and liquidate any Subaccount.

If any of these changes result in a material change to the Separate Account or a Subaccount, SBL will notify you of the change. SBL will not change the investment policy of any Subaccount in any material respect without complying with the filing and other procedures of the insurance regulators of the state of issue.

TRANSFER

A Transfer of Contract Value of one Subaccount for the equivalent dollar amount of Contract Value of another Subaccount.

VALUATION DATE

A Valuation Date is each day the New York Stock Exchange and SBL's Home Office are open for business.

VALUATION PERIOD

A Valuation Period is the interval of time from one Valuation Date to the next Valuation Date.

WITHDRAWAL

A Withdrawal of Contract Value by the Owner. Withdrawals include Systematic Withdrawals. See "Withdrawal Provisions" on page 15. Withdrawals from the Fixed Account may be subject to a Market Value Adjustment. See "Market Value Adjustment" on page 14.

GENERAL PROVISIONS

THE CONTRACT

The entire Contract between the Owner and SBL consists of this Contract, the Application (which is incorporated herein by reference), and any Amendments, Endorsements or Riders to the Contract. All statements made in the Application will, in the absence of fraud, as ruled by a court of competent jurisdiction, be deemed representations and not warranties. SBL will use no statement made by or on behalf of the Owner to void this Contract unless it is in the written Application. Any change in the Contract can be made only with the written consent of the President, a Vice President, or the Secretary of SBL.

The Purchase Payment(s) and the Application must be acceptable to SBL under its rules and practices. If they are not, SBL's liability shall be limited to a return of the Purchase Payment(s).

COMPLIANCE

SBL reserves the right to make any change to the provisions of this Contract to comply with or give the Owner the benefit of any federal or state statute, rule or regulation. This includes, but is not limited to, requirements for annuity contracts under the Internal Revenue Code or the laws of any state. SBL will provide the Owner with a copy of any such change and will also file such a change with the insurance regulatory officials of the state in which the Contract is delivered.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, payments shall be adjusted, when allowed by law, to the amount which would have been provided for the correct age or sex. Proof of the age of an Annuitant may be required at any time, in a form suitable to SBL. If payments have already commenced and the misstatement has caused an underpayment, the full amount due will be paid with the next scheduled payment. If the misstatement has caused an overpayment, the full amount due will be deducted from one or more future payments.

EVIDENCE OF SURVIVAL

Before SBL makes a payment, it has the right to require proof of the life or death of any person whose life or death determines whether, or to whom, or how much SBL must pay under this Contract.

INCONTESTABILITY

SBL will not contest the validity of this Contract.

ASSIGNMENT

No Assignment under this Contract is binding unless Received by SBL in writing. SBL assumes no responsibility for the validity, legality, or tax status of any Assignment. The Assignment will be subject to any payment made or other action taken by SBL before the Assignment is Received by SBL. Once filed, the rights of the Owner are subject to the Assignment. Any claim is subject to proof of interest of the assignee. If the Contract has been absolutely assigned, the assignee becomes the Owner.

OWNERSHIP OF ASSETS

SBL is the sole owner of the assets of the Fixed Account. SBL has the sole right to control, manage or administer such assets.

TRANSFERS

The Owner may Transfer Contract Value among the Subaccounts upon written request or under other methods allowed by SBL, subject to the following.

SBL reserves the right to:

      (1) limit the amount that may be subject to Transfer to $1,000,000 per Transfer without SBL's approval;

      (2) limit the number of Transfers per Contract Year to 14;

      (3) limit the amount and/or number of transfers as required by any mutual fund in which a Subaccount invests;

      (4) reject or delay a Transfer at any time SBL is unable to purchase or redeem mutual fund shares in which a Subaccount invests; and

      (5) suspend Transfers.

Transfers must be at least $500 or if less, the amount remaining in the Subaccount.

SBL will effect a Transfer to or from a Subaccount on the basis of Accumulation Unit Value determined as of the end of the Valuation Period in which the Transfer request is Received by SBL. Transfers are effected as of the close of the Valuation Period in which all information required to make the Transfer is Received by SBL.

CLAIMS OF CREDITORS

The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent allowed by law.

BASIS OF VALUES

A detailed statement showing how values are determined has been filed with the state insurance departments. All values and reserves are at least equal to those required by the laws of the state in which this Contract is issued.

PARTICIPATION

This Contract is participating. However, SBL does not expect dividends to become payable on this Contract.

STATEMENTS

At least once per year prior to the Annuity Start Date, SBL will send you a report that will show your Contract Value and any other information required by law. After the Annuity Start Date, we will send you any information that may be required.

DELAY OF PAYMENT

Generally, payments and Transfers will be made within seven days from receipt of the payment and/or request in a form satisfactory to us. SBL reserves the right to suspend a Transfer or delay payment of a Withdrawal from Separate Account Contract Value for any period:

      1. when the New York Stock Exchange is closed; or

      2. when trading on the New York Stock Exchange is restricted; or

      3. when an emergency exists as a result of which:

            (a) disposal of securities held in the Separate Account is not reasonably practicable; or

            (b) it is not reasonably practicable to fairly value the net assets of the Separate Account; or

      4. during any other period when the Securities and Exchange Commission, by order, so permits to protect owners of securities.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth above exist. SBL may delay payments from the Fixed Account (which would include payment of your Withdrawal proceeds, loans, fixed annuity payments and lump sum death benefit payments unless state law requires otherwise) for up to six months after the requested effective date of the transaction. Any amount delayed will, as long as it is held under the Fixed Account, continue to earn interest at the Current Rate then in effect until the applicable Guarantee Period in effect has ended, and not less than the Guaranteed Rate on an annual basis thereafter.

OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS

OWNERSHIP

During the Owner's lifetime, all rights and privileges under the Contract may be exercised only by the Owner. If the purchaser names someone other than himself or herself as Owner, the purchaser has no rights in the Contract. No Owner may be older than age 90 on the Contract Date.

JOINT OWNERSHIP

If a Joint Owner is named in the application, then the Owner and Joint Owner share an undivided interest in the entire Contract as joint tenants with rights of survivorship. When an Owner and Joint Owner have been named, SBL will honor only requests for changes and the exercise of other Ownership rights made by both the Owner and Joint Owner. When a Joint Owner is named, all references to "Owner" throughout this Contract should be construed to mean both the Owner and Joint Owner, except for the "Statements" provision on page 9 and the "Death Benefit Provisions" on page 16.

ANNUITANT

The Annuitant is named on page 3. The Owner may change the Annuitant prior to the Annuity Start Date. The request for this change must be made in writing and Received by SBL at least 30 days prior to the Annuity Start Date. No Annuitant may be named who is more than 90 years old on the Contract Date. When the Annuitant dies prior to the Annuity Start Date, the Owner must name a new Annuitant within 30 days or, if sooner, by the Annuity Start Date, except where the Owner is a Nonnatural Person. If a new Annuitant is not named, the Owner becomes the Annuitant.

PRIMARY AND CONTINGENT BENEFICIARIES

The Primary Beneficiary is named on page 3. The Owner may change any Beneficiary as described in "Ownership and Beneficiary Changes" below. If the Primary Beneficiary dies prior to the Owner, the Contingent Beneficiary becomes the Primary Beneficiary. Unless the Owner directs otherwise, when there are two or more Primary Beneficiaries, they will receive equal shares.

OWNERSHIP AND BENEFICIARY CHANGES

Subject to the terms of any existing Assignment, you may name a new Owner, a new Primary Beneficiary or a new Contingent Beneficiary; provided that you may not change or remove an irrevocable Beneficiary without obtaining his or her written consent in a form acceptable to us. Any new choice of Owner, Primary Beneficiary or Contingent Beneficiary will revoke any prior choice. Any change must be made in writing and recorded at the Home Office. The change will become effective as of the date the written request is signed, whether or not the Owner is living at the time the change is recorded. A new choice of Primary Beneficiary or Contingent Beneficiary will not apply to any payment made or action taken by SBL prior to the time it was recorded. SBL may require the Contract be returned so these changes may be made.

PURCHASE PAYMENT PROVISIONS

FLEXIBLE PURCHASE PAYMENTS

This Contract will not be in force until we receive at our Home Office the initial Purchase Payment. You may make additional Purchase Payments at any time before the Annuity Start Date, while the Owner is living, and this Contract is in force. Purchase Payments are payable in U.S. dollars and checks should be made payable to SBL.

PURCHASE PAYMENT LIMITATIONS

Purchase Payments exceeding $1,000,000 will not be accepted without prior approval by SBL. The Minimum Subsequent Purchase Payment amount is shown on page 3.

PURCHASE PAYMENT ALLOCATION

Purchase Payments will be allocated among the Fixed Account and the Subaccounts. The allocations may be a whole dollar amount or a whole percentage. No less than $25 may be allocated to any Subaccount. No less than $250 may be allocated to the Fixed Account. Purchase Payments will be allocated according to the Owner's instructions in the Application or more recent instructions, if any. The Owner may change the allocations by written notice to SBL.

PLACE OF PAYMENT

All Purchase Payments under this Contract are to be paid to SBL at its Home Office. Purchase Payments after the initial Purchase Payment are applied as of the end of the Valuation Period during which they are Received by SBL.

CONTRACT VALUE AND EXPENSE PROVISIONS

CONTRACT VALUE

Your Contract Value on any Valuation Date is the sum of:

      (1) your Separate Account Contract Value on that date; and

      (2) your Fixed Account Contract Value on that date.

At any time after the first Contract Year, SBL reserves the right to pay to the Owner the Contract Value as a lump sum if it is below $5,000.

FIXED ACCOUNT CONTRACT VALUE

On any Valuation Date, the Fixed Account Contract Value is equal to the amount of the initial Purchase Payment allocated under the Contract to the Fixed Account,

PLUS:

      1. any other Purchase Payments allocated under the Contract to the Fixed Account; and

      2. any interest credited to the Fixed Account.

LESS:

      1. any Withdrawals from the Fixed Account (including associated Withdrawal Charges and any negative Market Value Adjustments);

      2. any amount applied as Annuity Start Amount under Annuity Options 1 through 4, 7 or 8;

      3. any Annuity Payments under Annuity Options 5 and 6; and

      4. any Premium tax due or paid.

FIXED ACCOUNT INTEREST CREDITING

Any Current Interest declared by SBL shall be credited to Fixed Account Contract Value on a daily basis. Current Interest will be credited from the day following the date on which a Purchase Payment is applied to the date of Withdrawal or application as Annuity Start Amount.

SBL shall credit interest on Fixed Account Contract Value at an annual rate at least equal to the Guaranteed Rate shown on page 3. Also, SBL may, but is under no obligation to, credit Current Interest at a rate in excess of the Guaranteed Rate. The Current Rate, if declared shall be fixed during the Guarantee Period. Fixed Account Contract Value shall earn Current Interest during each Guarantee Period at the rate, if any, declared by SBL on the first day of the Guarantee Period.

SBL may credit Current Interest on Contract Value that was allocated to the Fixed Account during one period at a different rate than amounts allocated to the Fixed Account in another period. Also, SBL may credit Current Interest on Fixed Account Contract Value at different rates based upon the length of the Guarantee Period. Therefore, at any time, portions of Fixed Account Contract Value may be earning Current Interest at different rates based upon the period during which such portions were allocated to the Fixed Account and the length of the Guarantee Period.

SEPARATE ACCOUNT CONTRACT VALUE

On any Valuation Date, the Separate Account Contract Value is the sum of the then current value of the Accumulation Units allocated to each Subaccount for this Contract. For example, if 100 Accumulation Units were allocated to each of the Subaccounts A and B as of June 1, Separate Account Contract Value as of that date would be determined as follows:

                     Number of       Accumulation Unit
     Subaccount  Accumulation Units  Value as of June 1  Subaccount Value
     ----------  ------------------  ------------------  ----------------
         A              100                 $10               $1,000
         B              100                 $12               $1,200
                                                              ------
Separate Account Contract Value as of June 1...........       $2,200

ACCUMULATION UNIT VALUE

The initial Accumulation Unit Value for each Subaccount was set by SBL. The Accumulation Unit Value for any subsequent Valuation Date is equal to (1) times
(2) where:

      1. is the Accumulation Unit Value determined on the immediately preceding Valuation Date; and

      2. is the Net Investment Factor as of the Valuation Date with respect to which Accumulation Unit Value is being determined.

The Accumulation Unit Value for any subsequent Valuation Date which is a Payable Date is further adjusted by deducting any dividend declared as of the preceding Record Date. See "Method of Deducting Rider Charges."

NET INVESTMENT FACTOR

The Net Investment Factor for any Subaccount as of the end of any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

      1. is equal to:

         a. the net asset value per share of the mutual fund held in the Subaccount, found as of the end of the current Valuation Period; plus

         b. the per share amount of any dividend or capital gain distributions paid by the Subaccount's underlying mutual fund that is not included in the net asset value per share; plus or minus

         c. a per share charge or credit for any taxes reserved for, which SBL deems to have resulted from the operation of the Separate Account or the Subaccounts; operations of SBL with respect to the Contract; or the payment of premiums or acquisition costs under the Contract.

      2. is the net asset value per share of the Subaccount's underlying mutual fund as of the end of the prior Valuation Period.

      3. is a daily factor which is deducted from the Separate Account for the mortality and expense risk and the Administration Charge.

The Accumulation Unit Value may increase or decrease from one Valuation Period to the next.

DETERMINING ACCUMULATION UNITS

The number of Accumulation Units allocated to a Subaccount under this Contract is found by dividing:

      (1) the amount allocated to, or deducted from, the Subaccount; by

      (2) the Accumulation Unit Value for the Subaccount as of the end of the Valuation Period during which the amount is allocated or deducted under the Contract.

The number of Accumulation Units allocated to a Subaccount under the Contract will not change as a result of investment experience. Events that change the number of Accumulation Units are:

      1.  Purchase Payments that are applied to the Subaccount;

      2.  Contract Value that is Transferred into or out of the Subaccount;

      3. Withdrawals and applicable Withdrawal Charges that are deducted from the Subaccount;

      4.  Annuity Payments made from the Subaccount under Annuity Options 5 and
          6;

      5. Annuity Start Amount applied from the Subaccount to one of Annuity Options 1 through 4, 7 or 8;

      6.  Premium tax deducted from the Subaccount; and

      7.  Reinvestment of dividends that are paid by the Subaccount.

MORTALITY AND EXPENSE RISK CHARGE

SBL will deduct a Mortality and Expense Risk Charge as shown on the Contract Data page against your Contract Value held in the Subaccounts. This charge is guaranteed not to increase.

RIDER CHARGE

SBL will deduct a charge for Riders as shown on the Contract Data page against your Contract Value held in the Subaccounts. The amount of the charge for Riders is based upon the Riders selected by the Owner on the application or as otherwise permitted by SBL.

METHOD OF DEDUCTING RIDER CHARGES

Any charge for Riders ("Rider Charge") will be deducted from monthly dividends paid by, and reinvested in, the respective Subaccounts. Dividends are declared by SBL and paid monthly by the Subaccounts for the purpose of deducting any applicable Rider Charge.

The amount of the Rider Charge is determined by adding the total charge for all Riders selected by the Owner.

The Rider Charge is a percentage on an annual basis of Contract Value allocated to each Subaccount as of the Payable Date.

SBL will declare a dividend for each Subaccount on one Valuation Date of each calendar month ("Record Date"). SBL will pay the dividend on a subsequent Valuation Date ("Payable Date") within five Valuation Dates of the Record Date. Such dividend will be declared as a dollar amount per Accumulation Unit.

For each Subaccount, any Owner as of the Record Date will receive on the Payable Date a net dividend equal to:

      (1) the amount of dividend per Accumulation Unit; times

      (2) the number of Accumulation Units allocated to the Subaccount as of the Record Date; less

      (3) the amount of the Rider Charge for that Subaccount; provided that SBL will not deduct any Rider Charge from the first dividend following the Contract Date.

The net dividend will be reinvested on the Payable Date at the Accumulation Unit Value determined as of the close of the Payable Date in Accumulation Units of the Subaccount.

SBL reserves the right to compute and deduct the Rider Charge from each Subaccount on each Valuation Date in lieu of the method discussed above, in which event the charge would be factored into the Accumulation Unit Values on each Valuation Date.

                                     EXAMPLE

Assuming: (1) Contract Value of $50,000 allocated to Subaccount A; (2) one Rider with a hypothetical cost of 0.10%; (3) 5,000 Accumulation Units with an Accumulation Unit Value of $10 per unit on December 30; and (4) a gross dividend of $0.25 per unit on December 31 (Record Date), the net dividend amount would be as follows:

Gross Dividend Per Unit; less   $    0.25    Accumulation Unit Value as of
Rider Charge Per Unit          -$ 0.00085    Valuation Date before Record Date           $10.00
                                ---------
Net Dividend Per Unit; times    $ 0.24915 X
Number of Accumulation Units        5,000    Accumulation Unit Value as of Payable Date  $ 9.75
                                ---------
Net Dividend Amount             $1,245.75

The net dividend amount would be reinvested on the Payable Date in Accumulation Units of Subaccount A, as follows: $0.24915 (net dividend per unit) divided by $9.75 (Accumulation Unit value as of the Payable Date) times 5,000 Units equals
127.769 Accumulation Units. On the Payable Date, 127.769 Accumulation Units are added to Contract Value for a total of 5,127.769 Accumulation Units after the dividend reinvestment. Contract Value on the Payable Date is equal to 5,127.769 Accumulation Units times $9.75 (Accumulation Unit Value as of the Payable Date) for a Contract Value of $49,995.75 after the dividend reinvestment.

ADMINISTRATION CHARGE

SBL will deduct an Administration Charge, not to exceed the amount shown on page 3, against your Contract Value held in the Subaccounts. This charge will be computed and deducted from each Subaccount on each Valuation Date. This charge is factored into the Accumulation Unit and Annuity Unit Values on each Valuation Date. This charge is guaranteed not to increase.

PREMIUM TAX EXPENSE

SBL reserves the right to deduct Premium tax when due or any time thereafter. SBL will allocate the Premium tax to the Accounts in the same proportion that Contract Value is allocated among the Accounts.

WITHDRAWAL CHARGES

If part or all of the Contract Value is withdrawn, Withdrawal Charges may be applied at the time of withdrawal. The Withdrawal Charge is applied to the lesser of: (1) the amount withdrawn; or (2) the amount of Purchase

Payments withdrawn. The amount of the charge is based on the Contract Year in which the Withdrawal is made. See the Withdrawal Charges shown on page 3. For the purpose of determining the Withdrawal Charges, Purchase Payments are withdrawn before earnings on a first in first out basis. The Withdrawal Charge will not be assessed against:

      -   Death benefit proceeds;

      -   Annuity Payments under one of Annuity Options 1 through 4 or 8;

      - Annuity Payments under one of Annuity Options 5 through 7; provided that Annuity Payments are made for a period of at least 7 years.

The Withdrawal Charge will be deducted proportionately from each Account funding the Withdrawal. This charge is guaranteed not to increase.

MARKET VALUE ADJUSTMENT

In the event of a full or partial Withdrawal of Fixed Account Contract Value, a Market Value Adjustment may be applied in determining the amount you actually receive. As a result, the amount you actually receive may be more or less than the amount of the full or partial Withdrawal of Fixed Account Contract Value requested.

The increase or decrease in the amount withdrawn from a Guarantee Period will never exceed, in the positive or negative direction, the amount of any Excess Interest earned from the beginning of the current Guarantee Period to the date of your Withdrawal request. For purposes of this provision, Excess Interest means the difference between: (1) the interest earned from the beginning of the current Guarantee Period to the date of your Withdrawal request; and (2) the amount of interest that would have been earned for that period had the Current Rate been equal to the Guaranteed Rate.

If the Current Rate for the existing Guarantee Period is less than the Current Rate for new Purchase Payments of the same Guarantee Period, the Market Value Adjustment will generally decrease the Withdrawal amount. If the Current Rate for the existing Guarantee Period is higher than the Current Rate for new Purchase Payments of the same Guarantee Period, the Market Value Adjustment will generally increase the Withdrawal amount.

Subject to the Excess Interest limit above, the Market Value Adjustment attributable to a Withdrawal from a Guarantee Period is calculated as A x B x (C
- D - 0.25%) where:

      (A) is the gross amount withdrawn from the Guarantee Period

      (B) is the number of complete months left before the end of the Guarantee Period divided by 12

      (C) is the Current Rate for the Guarantee Period from which the Withdrawal is funded, and

      (D) is the Current Rate for new Purchase Payments of the same Guarantee Period.

Only for the purpose of determining whether a Market Value Adjustment is to be applied, the application of Fixed Account Contract Value to Annuity Options 1 through 4, 7 and 8 will be treated as a Withdrawal of all Guarantee Periods under the Contract.

A Market Value Adjustment will not be applied:

      (1) to Withdrawals to the extent such Withdrawal is attributable to Fixed Account Contract Value, the Guarantee Period of which has ended on the date the Withdrawal is requested, and to full Withdrawals for 30 days after the end of such Guarantee Period;

      (2) to Death Benefit payments; or

      (3) after the Annuity Start Date for Annuity Options 1 through 4, 7 and 8.

FREE WITHDRAWALS

During a Contract Year, you may make Free Withdrawals, which are Withdrawals that are not subject to the Withdrawal Charge. The amount of the Free Withdrawal is determined as follows. In the first Contract Year, the amount is equal to:

      (1) cumulative Purchase Payments; times

      (2) the Free Withdrawal percentage shown on page 3; less

      (3) any Free Withdrawals made during the Contract Year.

The amount of Free Withdrawals in Contract Years two through five is equal to:

      (1) Contract Value as of the first day of the current Contract Year; times

      (2) the Free Withdrawal percentage shown on page 3; less

      (3) any Free Withdrawals made during the Contract Year.

There are no Withdrawal Charges after the fifth Contract Year. Unused Free Withdrawal amounts are not carried from one Contract Year to the next. Free Withdrawals do not reduce Purchase Payments for purposes of calculating the Withdrawal Charge on future Withdrawals.

MUTUAL FUND EXPENSES

Each Subaccount invests in shares of a mutual fund. The net asset value per share of each underlying fund reflects the deduction of any investment advisory and administration fees and other expenses of the fund. These fees and expenses are not deducted from the assets of a Subaccount, but are paid by the underlying funds. The Owner indirectly bears a pro rata share of such fees and expenses. In addition, a fund may assess a redemption fee or other similar charge in the event an Owner redeems his or her investment in the fund (through the Subaccount). Any such fee will be deducted from Contract Value or from the proceeds of a Withdrawal request. An underlying fund's fees and expenses are not specified or fixed under the terms of this Contract.

WITHDRAWAL PROVISIONS

WITHDRAWALS

A full or partial Withdrawal of Contract Value is allowed at any time prior to the Annuity Start Date while the Owner is living. Withdrawals will be effected as of the end of the Valuation Period in which the Withdrawal request is Received by SBL, and payment will be made within the time frame required by applicable law. Withdrawals normally will be effective as of the close of the Valuation Period during which we receive your proper request. Any Withdrawal will reduce Contract Value by the amount of the Withdrawal, including any Withdrawal Charges and any Premium tax due or paid. The amount withdrawn from the Fixed Account may also be subject to a Market Value Adjustment.

Upon the Owner's request for a full Withdrawal, SBL will pay the Withdrawal Value in a lump sum, and the Contract will terminate. If you make a full withdrawal, we require return of your Contract or a signed Lost Contract Affidavit with your proper request. A full Withdrawal will also include any interest required by the law of the state in which this Contract was delivered.

All Withdrawals must meet the following conditions.

      1. The request for Withdrawal must be Received by SBL in writing or under other methods allowed by SBL, if any;

      2. The Owner must apply prior to the Annuity Start Date while this Contract is in force, unless one of Annuity Options 5, 6 or 7 is elected; and

      3. The amount withdrawn must be at least $500, except upon a full Withdrawal.

PARTIAL WITHDRAWALS

SBL will deduct a partial Withdrawal from the Accounts in the same proportion that Contract Value is allocated among the Accounts. If your partial Withdrawal causes your Contract Value to be less than $5,000 immediately after the Withdrawal, we may terminate your Contract and send you the Withdrawal Value as of the date of the Withdrawal request.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals are automatic periodic Withdrawals from Contract Value in substantially equal amounts prior to the Annuity Start Date. To start Systematic Withdrawals, you must make the request in writing, stating the type of payment and its frequency. SBL will deduct Systematic Withdrawals from the Accounts in the same proportion that Contract Value is allocated among the Accounts.

The type of payment may be:

      (1)   in a fixed amount;

      (2)   in Level Payments calculated by SBL;

      (3)   for a specified period;

      (4)   a specified percentage;

      (5)   earnings only; or

      (6) based upon the life expectancy of the Owner or the Owner and a beneficiary.

The payment frequency may be:

      (1)   monthly;

      (2)   quarterly;

      (3)   semiannually; or

      (4)   annually.

The minimum Systematic Withdrawal amount is $100 per payment. You may stop or change Systematic Withdrawals upon proper written request Received by SBL at least 30 days in advance of the requested date of termination or change. SBL reserves the right to stop, modify or suspend Systematic Withdrawals at any time.

WITHDRAWAL VALUE

The Withdrawal Value as of the close of any Valuation Date is the Contract
Value:

      (1)   less any Withdrawal Charges;

      (2)   less any Premium tax due or paid by SBL; and

      (3) plus the sum of any Market Value Adjustments that apply to the withdrawal of all Guarantee Periods under the Contract.

DEATH BENEFIT PROVISIONS

DEATH BENEFIT

A Death Benefit will be paid upon the death of the Owner prior to the Annuity Start Date while this Contract is in force. The Death Benefit will be paid to the Designated Beneficiary when due Proof of Death and instructions regarding payment are Received by SBL.

If the age of each Owner was 80 or younger on the Contract Date, the Death Benefit is equal to the greater of:

      (1) the sum of all Purchase Payments made by the Owner, less any Premium tax due or paid by SBL with respect to your Contract, and less the sum of all partial Withdrawals (including Withdrawal Charges and any negative Market Value Adjustments); or

      (2) your Contract Value as of the date due Proof of Death and instructions regarding payment are Received by SBL, less any Premium tax due or paid by SBL with respect to your Contract.

Notwithstanding the foregoing, if any Owner was age 81 or older on the Contract Date, or if due proof of death and instructions regarding payment are not Received by SBL within six months of the date of the Owner's death, the Death Benefit will be as described under (2) above without reference to (1) above.

If a lump sum payment is requested, the payment will be made in accordance with any laws and regulations that govern the payment of Death Benefits.

PROOF OF DEATH

Any of the following will serve as Proof of Death of the Owner:

      1.  certified copy of the death certificate;

      2. certified decree of a court of competent jurisdiction as to the finding of death;

      3.  written statement by a medical doctor who attended the deceased Owner;
          or

      4.  any proof accepted by SBL.

DISTRIBUTION RULES

In the event of an Owner's death prior to the Annuity Start Date, the entire Death Benefit shall be paid within 5 years after the death of the Owner, except as provided below. In the event that the Beneficiary elects an Annuity Option, the length of time for payment of the benefit may be longer than 5 years if:

      1.  The Designated Beneficiary is a natural person;

      2. The Death Benefit is paid out under one of Annuity Options 1 through 8;

      3. Payments are made over a period that does not exceed the life or life expectancy of the Beneficiary; and

      4.  Payments begin within one year of the death of the Owner.

If the deceased Owner's spouse is the sole Designated Beneficiary, he or she may elect to:

      (1) receive the Death Benefit; or

      (2) become the sole Owner and keep the Contract in force until the sooner of the spouse's death or the Annuity Start Date.

If any Owner dies on or after the Annuity Start Date, Annuity Payments shall continue to be paid at least as rapidly as under the method of payment being used as of the date of the Owner's death.

If the Owner is a Nonnatural Person, the distribution rules set forth above apply in the event of the death of, or change in, the Annuitant. This Contract is deemed to include any provision of Section 72(s) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision. This Contract is also deemed to include any other provision of the Code deemed necessary by SBL, to qualify this Contract as an annuity. The application of the distribution rules will be made in accordance with Code section 72(s), or any successor provision, as interpreted by SBL.

The foregoing distribution rules do not apply to a Contract, which is:

      (1) provided under a plan described in Code section 401(a) or 403(b);

      (2) an individual retirement annuity or provided under an individual retirement account or annuity; or

      (3) otherwise exempt from the Code section 72(s) distribution rules.

ANNUITY BENEFIT PROVISIONS

ANNUITY START DATE

The Annuity Start Date is the date as of which the first Annuity Payment is computed under one of the Annuity Options. The Annuity Start Date shall not precede the first Contract Anniversary. The Owner may elect the Annuity Start Date at the time of application. If no Annuity Start Date is selected, SBL will use the oldest Annuitant's ninety-fifth birthday.

The Annuity Start Date must be no later than the oldest Annuitant's 95th birthday.

CHANGE OF ANNUITY START DATE

The Owner may change the Annuity Start Date. A request for the change must be made in writing. The written request must be received by SBL at least 30 days prior to the new Annuity Start Date as well as 30 days prior to the previous Annuity Start Date.

ANNUITY OPTIONS

The Contract provides for Annuity Payments to be made under one of eight Annuity Options. Your Annuity Option is shown on page 3. Options 1 through 4 and 8 generally provide for payments to be made during the life of the Annuitant or Joint Annuitants. Under Options 5 through 7, Annuity Payments are made to the Annuitant and in the event of the Annuitant's death, to the Designated Beneficiary.

Options 1 through 8 are available as either a Fixed or Variable Annuity or a combination Fixed and Variable Annuity. The Annuity Options are shown below.

Prior to the Annuity Start Date, the Owner may change the Annuity Option selected. The Owner must request the change in writing. This request must be Received by SBL at least 30 days prior to the Annuity Start Date.

OPTION 1 LIFE INCOME OPTION: This option provides Annuity Payments for the life of the Annuitant. Upon the Annuitant's death, no further Annuity Payments will be made.

OPTION 2 LIFE INCOME WITH PERIOD CERTAIN OPTION: This option provides Annuity Payments for the life of the Annuitant. A fixed period of 5, 10, 15 or 20 years may be chosen. Annuity Payments will be made to the end of this period even if the Annuitant dies prior to the end of the period. If the Annuitant dies before receiving all of the Annuity Payments during the fixed period, the remaining Annuity Payments will be made to the Designated Beneficiary. Upon the Annuitant's death after the period certain, no further Annuity Payments will be made.

OPTION 3 LIFE INCOME WITH INSTALLMENT OR UNIT REFUND OPTION: This option provides Annuity Payments for the life of the Annuitant, with a period certain determined by dividing the Annuity Start Amount by the amount of the first Annuity Payment. A fixed number of Annuity Payments will be made even if the Annuitant dies. If the Annuitant dies before receiving the fixed number of Annuity Payments, any remaining Annuity Payments will be made to the Designated Beneficiary. If the Annuitant dies after receiving the fixed number of Annuity Payments, no further Annuity Payments will be made.

OPTION 4 JOINT AND LAST SURVIVOR OPTION: This option provides Annuity Payments for the lives of the Annuitant and Joint Annuitant. Annuity Payments will be made as long as either is living. Upon the death of one Annuitant, Annuity Payments continue to the surviving Joint Annuitant at the same or a reduced level of 75%, 66 2/3% or 50% of Annuity Payments, as elected by the Owner. With respect to Fixed Annuity Payments, the amount of the Annuity Payment, and with respect to Variable Annuity Payments, the number of Annuity Units used to determine the Annuity Payment, is reduced as of the first Annuity Payment following the Annuitant's death. In the event of the death of one Annuitant, the surviving Joint Annuitant has the right to exercise all rights under the Contract. Upon the death of the last Annuitant, no further Annuity Payments will be made.

OPTION 5 FIXED PERIOD OPTION: This option provides Annuity Payments for a fixed number of years between 5 and 20. If the Contract Value is held in the Fixed Account, then the amount of the Annuity Payments will vary as a result of the interest rate (as adjusted periodically) credited on Fixed Account Contract Value and any applicable Market Value Adjustments. The interest rate is guaranteed to be no less than the Guaranteed Rate set forth on page 3. The amount of each Fixed Annuity Payment is determined by dividing Fixed Account Contract Value on the Annuity Payment date by the number of remaining Annuity Payments, plus the sum of any Market Value Adjustments. If the Contract Value is held in the Separate Account, then the amount of the Annuity Payments will vary as a result of the investment performance of the Subaccounts chosen. The amount of each Variable Annuity Payment is determined by multiplying the Accumulation

            Unit Value on the Annuity Payment date by the result of dividing total Accumulation Units by the number of remaining Annuity Payments. If the Annuitant dies before receiving the fixed number of Annuity Payments, any remaining Annuity Payments will be made to the Designated Beneficiary.

OPTION 6 FIXED PAYMENT OPTION: This option provides for Annuity Payments of a fixed amount selected by the Owner. This amount is paid until Contract Value is exhausted. If the Contract Value is held in the Fixed Account, then the number of Annuity Payments will vary as a result of the interest rate (as adjusted periodically) credited on Fixed Account Contract Value. The interest rate is guaranteed to be no less then the Guaranteed Rate set forth on page 3. Fixed Annuity Payments are subject to any applicable Market Value Adjustments. If the Contract Value is held in the Separate Account, then the number of Annuity Payments will vary as a result of the investment performance of the Subaccounts chosen. If the Annuitant dies before receiving all of the Annuity Payments, any remaining Annuity Payments will be made to the Designated Beneficiary.

OPTION 7 PERIOD CERTAIN OPTION: This option provides Annuity Payments for a fixed period of 5, 10, 15 or 20 years. Annuity Payments will be made until the end of this period. If the Annuitant dies prior to the end of the period, the remaining Annuity Payments will be made to the Designated Beneficiary.

OPTION 8 JOINT AND CONTINGENT SURVIVOR OPTION: This option provides Annuity Payments for the life of the primary Annuitant. Annuity Payments will be made to the primary Annuitant as long as he or she is living. Upon the death of the primary Annuitant, Annuity Payments will be made to the contingent Annuitant as long as he or she is living. If the contingent Annuitant is not living upon the death of the primary Annuitant, no further payments will be made.

ANNUITY START AMOUNT

Annuity Start Amount is used only with Annuity Options 1 through 4, 7 and 8. Annuity Start Amount allocated to the Fixed Account is applied to purchase a Fixed Annuity and that allocated to the Subaccounts is applied to purchase a Variable Annuity. The Annuity Start Amount is divided by $1,000, and the result is multiplied by the applicable amount in the Annuity Tables to determine the minimum guaranteed monthly Annuity Payment with respect to a Fixed Annuity or the first monthly Annuity Payment with respect to a Variable Annuity. Fixed Account Contract Value applied to Annuity Options 1 through 4, 7 and 8 terminate any unexpired Guarantee Periods as of the Annuity Start Date.

FIXED ANNUITY PAYMENTS

With respect to Fixed Annuity Payments, the amount set forth in the Annuity Tables as adjusted for the rate of interest credited by SBL, is the amount of each monthly Annuity Payment for Annuity Options 1 through 4, 7 and 8. For Options 5 through 7, Fixed Annuity Payments are based on Contract Value.

VARIABLE ANNUITY PAYMENTS

With respect to Variable Annuity Payments, the amount set forth in the Annuity Tables, as adjusted for the Assumed Interest Rate, is the amount of the FIRST monthly Annuity Payment for Annuity Options 1 through 4, 7 and 8. The amount of each Annuity Payment after the first for these options is computed by means of Annuity Units. For Options 5 through 7, Variable Annuity Payments are based on Contract Value. Variable Annuity Payments will fluctuate with the performance of the Subaccount(s).

ANNUITY TABLES

The amounts set forth in the Annuity Tables for Annuity Options 1 through 4 and 8 depend on the sex (unless unisex rates apply) and age of the Annuitant or the Joint Annuitants on the Annuity Start Date. The Annuity Tables are modified to reflect:

      (1) the Assumed Interest Rate for Variable Annuity Payments; or

      (2) the rate of interest in effect on the Annuity Start Date for Fixed Annuity Payments.

The rate of interest for Fixed Annuity Payments is guaranteed to be not less than 1%. The Annuity Tables contain the amount of monthly Annuity Payment per $1,000 of Annuity Start Amount. The Annuity Tables state values for the exact ages shown.

The values will be interpolated based on the exact age(s) of the Annuitant or Joint Annuitants on the Annuity Start Date. The basis of the Annuity Tables for Options 1 through 4 and 8 and the Assumed Interest Rate are set forth on page 3. The Annuity Table for Option 7 is determined without reference to the age or sex of the Annuitant and is based upon the Assumed Interest Rate. Annuity Payments for Options 5 and 6 are computed without reference to the Annuity Tables. The Annuity Tables are used in accordance with generally accepted actuarial principles.

ANNUITY PAYMENTS

No Annuity Option can be selected that requires SBL to make Annuity Payments of less than $100.00. Each Annuity Option allows for making Annuity Payments annually, semiannually, quarterly or monthly. Annuity Payments due on a date other than a Valuation Date, are paid as of the end of the next following Valuation Date.

ANNUITY UNITS

On the Annuity Start Date, the amount of the first Variable Annuity Payment is divided by the Annuity Unit Value as of that date to determine the number of Annuity Units to be used in calculating subsequent Annuity Payments. If the Annuity Start Amount was allocated to more than one Subaccount, the first Variable Annuity Payment will be allocated to each Subaccount in the percentage corresponding to the allocation of Annuity Start Amount. The number of Annuity Units for each Subaccount is then found by dividing the amount of the first Variable Annuity Payment allocated to that Subaccount by the Annuity Unit Value for the Subaccount on the Annuity Start Date. The number of Annuity Units for the Subaccount then remains constant, unless a Transfer of Annuity Units is made. After the first Variable Annuity Payment, the dollar amount of each subsequent Annuity Payment is equal to the sum of the payment amount determined for each Subaccount. The payment amount for each Subaccount is equal to the number of Annuity Units allocated to that Subaccount multiplied by the Annuity Unit Value as of the date of the Annuity Payment.

An example of an initial Variable Annuity Payment calculation for a male, age 60 is as follows:

Annuity Start Amount = $100,000                                                    $100,000    =  100
                                                                                   --------
                                                                                    $ 1,000
Amount determined by reference in 1999 to Annuity Table for a male, age 60 under
Option 1                                                                            $  4.00
First Variable Annuity Payment                                                    100 x $4.00  = $400

                                                    Annuity
              Annuity           First              Unit Value          Number of Annuity
            Start Amount   Variable Annuity        on Annuity       Units Used to Determine
Subaccount    Allocation  Payment Allocation       Start Date         Subsequent Payments
----------  ------------  ------------------       ----------       -----------------------
    A           50%            $200.00         /     $1.51      =          132.4503
    B           50%            $200.00         /     $1.02      =          196.0784

An example of a subsequent Variable Annuity Payment calculation using the assumptions above is as follows:

                                  Annuity Unit
                                 Value on Date of         New Annuity
Subaccount  Annuity Units       Subsequent Payment       Payment Amount
----------  -------------       ------------------       --------------
    A         132.4503      x          $1.60         =      $211.92
    B         196.0784      x          $1.10         =      $215.69
                                                            -------
                                                            $427.61

ANNUITY UNIT VALUE

The Annuity Unit Value for each Subaccount was first set by SBL. The Annuity Unit Value for any subsequent Valuation Date is equal to (a) times (b) times
(c), where:

      (a) is the Annuity Unit Value on the immediately preceding Valuation Date;

      (b) is the Net Investment Factor for the day;

      (c) is a factor used to adjust for the Assumed Interest Rate set forth on page 3 which is used to determine Variable Annuity Payment amounts.

ALTERNATE ANNUITY OPTION RATES

SBL may, at the time of election of an Annuity Option, offer more favorable rates in lieu of the guaranteed rates shown in the Annuity Tables.

                              [SECURITY BENEFIT(SM) LIFE INSURANCE COMPANY LOGO]

                      A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

*     Investment Experience is Reflected in Benefits

* Variable and Fixed Accumulation Before the Annuity Start Date; Variable and Fixed Annuity Payments Thereafter

*     Death Benefit Proceeds are Payable Before the Annuity Start Date

* The Annuity Start Date may be changed by the Owner as described in this Contract

*     This Contract is Participating

* No Withdrawal charge applies to Annuity Payments under Annuity Options 1 through 4 or 8, or under Options 5 through 7 provided that Annuity Payments under Options 5 through 7 are made for at least 7 years

BENEFITS AND VALUES PROVIDED BY THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE SUBACCOUNTS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE SUBACCOUNTS. THESE AMOUNTS MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.)

WITHDRAWALS FROM THE FIXED ACCOUNT MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT.

                     SECURITY BENEFIT LIFE INSURANCE COMPANY
               [One Security Benefit Place, Topeka, KS 66636-0001
                                 1-800-888-2461]
    Call the above number if you have inquiries, to obtain information about coverage and for assistance in resolving complaints.